Date: 12 February 2004
Release Number: 2004-04

Intelsat Receives FCC Approval in Connection with Loral Transaction

Hamilton, Bermuda, 12 February 2004 — Intelsat, Ltd., a global leader in satellite communications, today announced in connection with its proposed purchase of the North American satellite assets of Loral Space & Communications Corporation and its affiliates that the U.S Federal Communications Commission has approved the transfer of Loral’s FCC licenses to Intelsat.

Intelsat CEO Conny Kullman said, “This FCC approval is one of the significant conditions to the closing of the Loral transaction, and we are pleased that the regulatory process has been concluded. We are looking forward to completing the deal once all other conditions to closing have been met.”

About Intelsat

Intelsat, Ltd. offers telephony, corporate network, video and Internet solutions around the globe via capacity on 25 geosynchronous satellites in prime orbital locations. Customers in approximately 200 countries rely on Intelsat satellites and ground resources for quality connections, global reach and reliability. For more information, visit www.intelsat.com.

Contact:

Media
Susan Gordon
+1 202 944 6890
susan.gordon@intelsat.com

Investor Relations
Dianne VanBeber
+1 202 944 7406
dianne.vanbeber@intelsat.com

Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. These forward-looking statements reflect our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of our control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Detailed information about some of the known risks is included in our annual report on Form 20-F for the year ended December 31, 2002 on file with the U.S. Securities and Exchange Commission. Because actual results could differ materially from our intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.